Exhibit 3.1
ODYSSEY RE HOLDINGS CORP.
CERTIFICATE OF DESIGNATIONS
Establishing the
Designations, Powers, Preferences, Rights, Qualifications,
Limitations And Restrictions of
8.125% series A preferred stock

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

     Odyssey Re Holdings Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:
     That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware and pursuant to Article IV of the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the Board of Directors of the Company is authorized to, from time to time, provide for the issuance of shares of preferred stock, par value $0.01 per share, of the Company, in one or more series, and has authorized the series of preferred stock hereinafter provided for and has established a Special Committee of the Board of Directors and authorized, in accordance with Section 141(c)(2) of the General Corporation Law of the State of Delaware and Section 4.1 of the Bylaws of the Company, such Special Committee of the Board of Directors to adopt, and said Special Committee has duly adopted, the following resolution creating a series of 2,000,000 shares of preferred stock, par value $0.01 per share, of the Company designated as “8.125% series A preferred stock”, and that such resolution has not been modified and is in full force and effect:
“RESOLVED that, pursuant to the authority expressly vested in the Board of Directors of the Company in accordance with the provisions of the Certificate of Incorporation, a series of preferred stock of the Company be, and it hereby is, created and classified and that the designation and number of shares thereof and the powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series, are as set forth in this Certificate of Designations”:
     SECTION 1. DESIGNATION. The distinctive serial designation of such series of preferred stock is “8.125% series A preferred stock”. Each share of 8.125% series A preferred stock (“Series A Preferred Share”) shall be identical in all respects to every other Series A Preferred Share, except as to the respective dates from which dividends thereon shall accrue, to the extent such dates may differ as permitted pursuant to Section 5(a).
     SECTION 2. NUMBER OF SHARES. The authorized number of shares constituting the Series A Preferred Shares shall be 2,000,000. Any Series A Preferred Shares retired by purchase or redemption, or otherwise acquired by the Company or converted into another series of preferred stock, will have the status of authorized but unissued Series A Preferred Shares and may be reissued as part of the same class or series or may be reclassified and reissued by the Board of Directors in the same manner as any other authorized and unissued shares. The Board of Directors is authorized to, from time to time, increase the authorized amount of and issue additional Series A Preferred Shares.
     SECTION 3. DEFINITIONS. As used herein with respect to the Series A Preferred Shares:
     (a) “Additional Directors” has the meaning specified in Section 8(b).
     (b) “Bylaws” means the amended and restated bylaws of the Company, as they may be amended from time to time.
     (c) “Board of Directors” means the Board of Directors of the Company.
     (d) “Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.
     (e) “Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Shares, as it may be amended from time to time.
     (f) “Certificate of Incorporation” has the meaning specified in the recitals.
     (g) “Commission” means the Securities and Exchange Commission.
     (h) “Common Stock” means the common stock, par value $0.01 per share, of the Company.
     (i) “Company” has the meaning specified in the recitals.
     (j) “Dividend Payment Date” has the meaning specified in Section 5(a).
     (k) “Dividend Record Date” has the meaning specified in Section 5(a).
     (l) “Dividend Period” has the meaning specified in Section 5(a).
     (m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (n) “Junior Stock” means the Common Stock and any other class or series of capital stock of the Company that ranks junior to the Series A Preferred Shares either as to the payment of dividends (whether such dividends are cumulative or non-cumulative) or as to the distribution of assets on any liquidation, dissolution or winding-up of the Company.
     (o) “Liquidation Preference” has the meaning specified in Section 6(a).
     (p) “Nonpayment event” has the meaning specified in Section 8(b).

     (q) “Parity Stock” means any class or series of capital stock of the Company that ranks equally with the Series A Preferred Shares in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding-up of the Company.
     (r) “Securities Act” means the Securities Act of 1933, as amended.
     (s) “Series A Preferred Shares” has the meaning specified in Section 1.
     SECTION 4. RANKING.
     The Series A Preferred Shares shall, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank:
     (a) senior to any class or series of Junior Stock of the Company;
     (b) on a parity with any class or series of Parity Stock of the Company, including the Company’s floating rate series B preferred stock; and
     (c) junior to each class or series of capital stock of the Company the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Shares in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding-up of the Company.
     SECTION 5. DIVIDENDS.
          (a) Rate. Holders of Series A Preferred Shares will be entitled to receive, only when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends under Delaware law, non-cumulative cash dividends from the original issue date, quarterly in arrears, on the twentieth day of January, April, July and October of each year (each, a “Dividend Payment Date”), commencing on January 20, 2006, without accumulation of any undeclared dividends. To the extent declared, dividends will accrue, with respect to each Dividend Period, in an amount per share equal to 8.125% of the Liquidation Preference per annum (equivalent to $2.03125 per share). In the event that the Company issues additional Series A Preferred Shares after the original issue date, to the extent declared, dividends on such additional Series A Preferred Shares may accrue from the original issue date or any other date the Company may specify at the time such additional shares are issued.
     Dividends that are payable on Series A Preferred Shares on any Dividend Payment Date will be payable to holders of record of Series A Preferred Shares as they appear on the Company’s books on the applicable record date, which shall be the last calendar day of the month preceding such Dividend Payment Date or such other record date fixed by the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). These Dividend Record Dates will apply regardless of whether a particular Dividend Record Date is a Business Day.

     A dividend period (each, a “Dividend Period”) is the period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date, except that the initial Dividend Period will commence on and include the original issue date of the Series A Preferred Shares and will end on and exclude the January 15, 2006 Dividend Payment Date. Dividends payable on the Series A Preferred Shares will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which dividends would otherwise be payable is not a Business Day, then the Dividend Payment Date will be the next succeeding Business Day after the original Dividend Payment Date, and no additional dividends shall accrue on the amount so payable from such date to such next succeeding Business Day.
     Dividends on the Series A Preferred Shares are non-cumulative. Consequently, if the Board of Directors does not authorize and declare a dividend for any Dividend Period, holders of the Series A Preferred Shares will not be entitled to receive a dividend for such Dividend Period, and such undeclared dividend will not accrue and be payable. The Company will have no obligation to pay dividends for a Dividend Period after the Dividend Payment Date for such period if the Board of Directors has not declared such dividend before the related Dividend Payment Date, whether or not dividends are declared for any subsequent Dividend Period with respect to the Series A Preferred Shares.
     Holders of Series A Preferred Shares shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A Preferred Shares as specified in this Section 5.
          (b) Priority of Dividends. So long as any Series A Preferred Shares remain outstanding for any Dividend Period, unless the full dividends for the latest completed Dividend Period on all outstanding Series A Preferred Shares and Parity Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside for payment: (1) no dividend shall be paid or declared on the Common Stock or any other Junior Stock, other than a dividend payable solely in Common Stock or other Junior Stock; and (2) no Common Stock or other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly (other than (a) as a result of a reclassification of Junior Stock for or into other Junior Stock or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock or (b) through the use of the proceeds of a substantially contemporaneous sale of Junior Stock).
     When dividends are not paid or duly provided for in full on any Dividend Payment Date upon the Series A Preferred Shares and any shares of Parity Stock, all dividends declared upon the Series A Preferred Shares and all such Parity Stock and payable on such Dividend Payment Date shall be declared on a pro rata basis so that the respective amounts of such dividends shall bear the same ratio to each other as all declared but unpaid dividends per Series A Preferred Share and all Parity Stock payable on such Dividend Payment Date bear to each other. In the case of any Parity Stock having dividend payment dates different from the Dividend Payment Dates pertaining to the Series A Preferred Shares, the measurement date for such Parity Stock shall be the

Dividend Payment Date falling within the related Dividend Period for the Series A Preferred Shares.
     SECTION 6. LIQUIDATION RIGHTS.
          (a) Voluntary or Involuntary Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of the Series A Preferred Shares are entitled to receive out of the Company’s assets available for distribution to stockholders, after satisfaction of indebtedness and other non-equity claims, if any, a liquidation distribution in the amount of $25 per share (the “Liquidation Preference”) plus declared and unpaid dividends, if any, without accumulation of any undeclared dividends, before any distribution of assets is made to holders of Common Stock or other Junior Stock. Holders of the Series A Preferred Shares will not be entitled to any other amounts from the Company after they have received their full Liquidation Preference plus declared and unpaid dividends.
          (b) Partial Payment. If the Company’s assets are not sufficient to pay the Liquidation Preferences in full to all holders of the Series A Preferred Shares and all holders of any Parity Stock, the amounts paid to the holders of Series A Preferred Shares and to the holders of any Parity Stock will be paid pro rata in accordance with the respective aggregate Liquidation Preferences of such holders.
          (c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of the Series A Preferred Shares and any holders of Parity Stock, the holders of the Company’s other capital stock shall be entitled to receive all of the Company’s remaining assets according to their respective rights and preferences.
          (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 6, a consolidation, amalgamation, merger, arrangement or reconstruction involving the Company or the sale or transfer of all or substantially all of the shares of capital stock or the property or business of the Company will not be deemed to constitute a liquidation, dissolution or winding-up of the Company.
     SECTION 7. REDEMPTION.
          (a) Optional Redemption.
     (1) The Series A Preferred Shares are not redeemable by the Company prior to October 20, 2010, except as provided in Section 7(a)(2). On and after October 20, 2010, the Series A Preferred Shares will be redeemable at the Company’s option, in whole or in part, upon notice given as provided in Section 7(c), at a redemption price equal to $25 per Series A Preferred Share, plus all declared and unpaid dividends, without accumulation of any undeclared dividends.
     (2) At any time prior to October 20, 2010, if the Company is required to submit to the holders of Common Stock a proposal for any matter that requires, as a result of any change in Delaware law after the Series A Preferred Shares are issued, for its validation or effectuation an affirmative vote of the holders of the Series A Preferred Shares at the time outstanding, whether voting as a separate series or together with any other series or class of preferred stock as a single class, the Company shall have the option by not less than 30 nor more than 60 days prior written notice to the relevant holders, in such form and given in such manner as to be in accordance with Section 7(c), to redeem all of the outstanding Series A Preferred Shares for cash at a redemption price of $26 per share, plus all declared and unpaid dividends, if any, to the date of redemption.
          (b) No Sinking Fund. The Series A Preferred Shares will not be subject to any mandatory redemption, sinking fund, retirement fund or purchase fund or other similar provisions. Holders of Series A Preferred Shares will have no right to require redemption, repurchase or retirement of any Series A Preferred Shares.
          (c) Notice of Redemption. Notice of every redemption of Series A Preferred Shares shall be given by first class mail, to the holders of record of the Series A Preferred Shares to be redeemed, mailed not less than 30 nor more than 60 days prior to the date fixed for redemption. Notwithstanding the foregoing, if the Series A Preferred Shares are issued in book-entry form through The Depository Trust Company, notice of redemption may be given to the holders of Series A Preferred Shares at such time and in any manner permitted by The Depository Trust Company. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of Series A Preferred Shares to be redeemed and, if less than all of the Series A Preferred Shares held by such holder are to be redeemed, the number of such Series A Preferred Shares to be redeemed from such holder; (3) the redemption price; and (4) that the shares should be delivered via book entry transfer or the place or places where certificates for such Series A Preferred Shares are to be surrendered for payment of the redemption price.
          (d) Partial Redemption. In case of any redemption of only part of the Series A Preferred Shares at the time outstanding, the Series A Preferred Shares to be redeemed shall be selected either pro rata or in such other manner as the Company may determine to be fair and equitable.
          (e) Effectiveness of Redemption. If a notice of redemption has been duly given and if all funds necessary for the redemption have been set aside for payment by the Company for the benefit of the holders of any Series A Preferred Shares called for redemption, then, on and after the redemption date dividends shall cease to accrue on all Series A Preferred Shares so called for redemption, all Series A Preferred Shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such Series A Preferred Shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to transfer the Series A Preferred Shares prior to the redemption date and the right to receive the amount payable on such redemption pursuant to Section 7(a).
          (f) Reduction of Share Capital. Any redemption of Series A Preferred Shares under this Section 7 shall not be taken as reducing the amount of the Company’s authorized share capital.
     SECTION 8. VOTING RIGHTS.

          (a) General. Except as provided below, the holders of the Series A Preferred Shares will not have any voting rights. The voting provisions of this Section 8 will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside for payment by the Company for the benefit of the holders of Series A Preferred Shares to effect such redemption as set forth in Section 7.
          (b) Right to Elect Two Directors upon Nonpayment Events. Whenever dividends payable on any Series A Preferred Shares or any class or series of Parity Stock have not been declared by the Board of Directors and paid in an aggregate amount equivalent to six full quarterly dividends, whether or nor consecutive (a “Nonpayment Event”), the holders of the Series A Preferred Shares, together with the holders of each such class or series of Parity Stock, will have the right, voting together as a single class regardless of class or series, to elect two directors to the Board of Directors (the “Additional Directors”), provided that it shall be a qualification for election for any such Additional Director that the election of such director shall not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors. Following a Nonpayment Event, the number of directors on the Board of Directors shall automatically increase by two, and the Company will use its best efforts to effectuate the election or appointment of the Additional Directors.
     Whenever dividends on the Series A Preferred Shares and the Parity Stock then outstanding have been paid in full or declared and sufficient funds have been set aside for payment for at least four Dividend Periods, the right of holders of the Series A Preferred Shares and the Parity Stock to be represented by the Additional Directors will cease (but subject always to the same provision for the vesting of such rights in the case of any future arrears in an amount equivalent to dividends for six full dividend periods whether or not consecutive), and the terms of office of the Additional Directors elected or appointed to the Board of Directors will terminate and the number of directors on the Board of Directors shall automatically decrease by two.
     At any time when such special right has vested in the holders of the Series A Preferred Shares and the Parity Stock as described in the first paragraph of this Section 8(b), such right may be exercised initially either at a special meeting of the holders of the Series A Preferred Shares and such Parity Stock or at any annual general meeting of stockholders of the Company, and thereafter at annual general meetings of stockholders of the Company.
     At any time when such special right has vested, the Company’s chairman or president will, upon the written request of the holders of record of at least 10% of the Series A Preferred Shares and such Parity Stock then outstanding addressed to the Company’s secretary, call a special general meeting of the holders of the Series A Preferred Shares and such Parity Stock for the purpose of electing directors. Such meeting will be held at the earliest practicable date in such place as may be designated pursuant to the Bylaws (or if there be no designation, at the Company’s principal office in Connecticut). If such meeting shall not be called by the Company’s proper officers within 20 days after the Company’s secretary has been personally served with such request, or within 60 days after mailing the same by registered or certified mail addressed to the Company’s secretary at the Company’s principal office in Connecticut, then the holders of record of at least 10% of the Series A Preferred Shares and such Parity Stock then outstanding may designate in writing one of their number to call such meeting at the Company’s expense, and such meeting may be called by such person so designated upon the notice required for annual general meetings of stockholders of the Company and will be held in the City of New York, unless the Company otherwise designates. Any holder of the Series A Preferred Shares and such Parity Stock will have access to the Company’s register of stockholders for the purpose of causing meetings of stockholders to be called pursuant to these provisions. Notwithstanding the foregoing, no such special meeting will be called during the period within 90 days immediately preceding the date fixed for the next annual general meeting of stockholders.
     At any annual or special general meeting at which the holders of the Series A Preferred Shares and such Parity Stock have the special right to elect Additional Directors as described above, the presence, in person or by proxy, of the holders of 50% of the Series A Preferred Shares and such Parity Stock then outstanding will be required to constitute a quorum for the election of any director by the holders of Series A Preferred Shares and such Parity Stock, voting as a class. At any such meeting or adjournment thereof the absence of a quorum of the Series A Preferred Shares and such Parity Stock will not prevent the election of directors other than Additional Directors, and the absence of a quorum for the election of such other directors will not prevent the election of the Additional Directors.
     During any period in which the holders of the Series A Preferred Shares and the Parity Stock have the right to vote as a class for Additional Directors as described above, any vacancies in the Board of Directors, other than a vacancy in the office of an Additional Director (which vacancy will be filled by the written consent of the Additional Director remaining in office or if no Additional Director remains in office, by a vote of the holders of the Series A Preferred Shares and the Parity Stock), will be filled by vote of a majority of the Board of Directors pursuant to the Bylaws. During such period, the Additional Directors will continue in office (1) until the next succeeding annual general meeting or until their successors, if any, are elected by such holders and qualify or (2) unless required by applicable law, rule or regulation to continue in office for a longer period, until termination of the right of the holders of the Series A Preferred Shares and such Parity Stock to vote as a class for directors, if earlier. Immediately upon any termination of the right of the holders of the Series A Preferred Shares and such Parity Stock then outstanding to vote as a class for directors as provided herein, the terms of office of the Additional Directors then in office so elected by the holders of the Series A Preferred Shares and such Parity Stock outstanding will terminate.
          (c) Voting Rights. So long as any Series A Preferred Shares are outstanding, in addition to any other vote or consent of stockholders required by law, the written consent of the holders of at least 66-2/3% of the Series A Preferred Shares at the time outstanding or the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the Series A Preferred Shares shall be necessary for effecting or validating any (i) merger or consolidation or (ii) amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation, Bylaws or this Certificate of Designations that would (in the case of (i) or (ii)) vary the rights attached to the Series A Preferred Shares;
provided, however, that:
(A)	The issuance of any Junior Stock, Parity Stock, or any shares of any class or series ranking senior to the Series A Preferred Shares as to the payment of dividends or as to the distribution of assets on any liquidation, dissolution or winding-up of the Company or any securities convertible into or exchangeable for any of the foregoing; or

(B)	the consummation of a binding share exchange or reclassification involving the Series A Preferred Shares or a merger or consolidation of the Company with another entity, where in each case (x) the Series A Preferred Shares remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such Series A Preferred Shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Shares, taken as a whole;
     shall not be deemed to vary the rights attached to the Series A Preferred Shares.
     The holders of the Series A Preferred Shares shall not be entitled to vote on any sale of all or substantially all of the assets of the Company.
     For purposes of any vote by the holders of the Series A Preferred Shares pursuant to the foregoing provisions of this Section 8, each Series A Preferred Share shall have one (1) vote per share, except that when any class or series of Parity Stock shall have the right to vote with the Series A Preferred Shares as a single class on any matter, then the Series A Preferred Shares and such class or series of the Parity Stock shall have with respect to such matters one (1) vote per $25 of stated liquidation preference.
          (d) Changes for Clarification. Without the consent of the holders of the Series A Preferred Shares, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers of the Series A Preferred Shares, taken as a whole, the Company may amend, alter, supplement or repeal any terms of the Series A Preferred Shares:

(i)	to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designations that may be defective or inconsistent; or

(ii)	to make any provision with respect to matters or questions arising with respect to the Series A Preferred Shares that is not inconsistent with the provisions of the Certificate of Designations.
     SECTION 9. RECORD HOLDERS. To the fullest extent permitted by applicable law, the Company and the transfer agent for the Series A Preferred Shares may deem and treat the record holder of any Series A Preferred Share as the true and lawful owner thereof for all purposes, and neither the Company nor such transfer agent shall be affected by any notice to the contrary.
     SECTION 10. NOTICES. All notices or communications in respect of Series A Preferred Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, the Certificate of Incorporation, the Bylaws or by applicable law.
     SECTION 11. NO PREEMPTIVE RIGHTS. No Series A Preferred Share shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
     SECTION 12. CONVERSION. The Series A Preferred Shares shall not be convertible into or exchangeable for any other securities or property of the Company.
     SECTION 13. OTHER RIGHTS. The Series A Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions other than as set forth in this Certificate of Designations, the Articles of Incorporation, the Bylaws or applicable law.

     IN WITNESS WHEREOF, Odyssey Re Holdings Corp. has caused this Certificate to be duly executed by Donald L. Smith, Senior Vice President, General Counsel and Corporate Secretary of the Company, this 17th day of October, 2005.

ODYSSEY RE HOLDINGS CORP.

By:	/s/ Donald L. Smith

Name:	Donald L. Smith
Title:	Senior Vice President, General
Counsel and Corporate Secretary